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Exhibit 10.21.1

Compensatory Arrangements of Certain Officers

        On February 27, 2007, the Compensation Committee of the Board of Directors (the "Committee") of Genzyme Corporation ("Genzyme") determined 2007 incentive bonuses for Genzyme's named executive officers. Prior to the beginning of 2007, the Committee had established a bonus target for each named executive officer.

        For each of the named executive officers, the bonus target includes both a corporate performance component and an individual performance component, which components are weighted on an individual basis. The corporate performance component is payable based on the extent to which Genzyme achieves the operating income goals approved by the Board of Directors in connection with setting the 2007 annual budget. The current corporate performance bonus formula allows for 100% payment when 100% of the target is met. If the performance target is exceeded, for every 1% above the target, 2.5% is added to the bonus payment, up to a maximum of 150% payment for achievement of 120% or more of the target. If the performance target is not met, for every 1% below the target, 1.5% is reduced from the bonus payment. No corporate bonus is paid if less than 86% of the target is met. For 2007, Genzyme exceeded the operating income goals by 12% and, in accordance with the formula, the Committee awarded the corporate performance component at 130% of target. The Committee also evaluated the individual performance of each of the named executive officers. The Committee awarded to the named executive officers the individual performance component at 90% to 105% of target. For 2007, the Committee awarded to the named executive officers aggregate total bonuses ranging from 120% to 124% of target.

        The 2007 base salaries and incentive bonuses for Genzyme's named executive officers are listed below. Additional information regarding compensation of the Company's named executive officers will be included in Genzyme's proxy statement to be filed in connection with its Annual Meeting of Shareholders to be held on May 22, 2008.

Named Executive Officer	2007 Base Salary	2007 Bonus
Henri A. Termeer Chief Executive Officer	$1,505,000	$2,142,000
Earl M. Collier, Jr. Executive Vice President	$537,000	$555,000
Alan Smith Senior Vice President & Chief Science Officer	$490,000	$436,000
Peter Wirth Executive Vice President; Chief Legal Officer	$706,000	$560,000
Michael S. Wyzga Executive Vice President; Chief Financial Officer	$490,000	$560,000

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  Exhibit 10.21.1
Compensatory Arrangements of Certain Officers